Exhibit 99.1

KULR Moves to New Facility to Accommodate Continued Growth

Move to larger facility along with recent key hires illustrates Company's continued commitment to scaling production as it continues to push forward with uplisting process to a U.S. senior exchange

SAN DIEGO / GLOBENEWSWIRE / April 13, 2021 / KULR Technology Group Inc. (OTCQB: KULR) (the "Company" or "KULR"), a leading developer of next-generation thermal management technologies, today announced it is expanding its manufacturing presence to a new, larger facility in San Diego, CA to accommodate continued business growth.

KULR plans to leverage its new facility to commence commercialization of its product portfolio while also establishing new internal operational efficiencies. The new facility will also provide KULR's partners with improved work space to facilitate collaboration and communication while providing the Company with further room for growth.

“We’re truly happy to be able to move into a new building with significantly more production space while remaining in our home city of San Diego,” said Keith Cochran, President and COO of KULR Technology Group. “More than anything, this move and recent key hires represent our continued commitment to scale and commercialization of KULR's space-proven thermal management technologies. This strategic move will assist the Company as it pushes forward with the uplisting process to a U.S. senior exchange.”

As of May 1, 2021, KULR's new location will be based at the McGrath Commerce Center, 4863 Shawline Street, Suite B, San Diego, CA 92111.

About KULR Technology Group Inc.

KULR Technology Group Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company's roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Contact:

Derek Newton

Head, Media Relations

Main: (786) 499-8998

Derek.Newton@KULRTechnology.com

Investor Relations:

KULR Technology Group Inc.

Main: (888) 367-5559

IR@KULRTechnology.com